FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB INCREASES 2007 EARNINGS
GUIDANCE AFTER EXCHANGEABLE NOTE PLACEMENT

AMSTERDAM (7 November, 2006) - Core Laboratories (NYSE:CLB) announced that the $250 million senior exchangeable note transaction and related call spread derivatives closed on 6 November, 2006. The notes are due in 2011 and have an annual interest rate of 0.25%. The proceeds from the transaction were used to improve the Company's future earnings by significantly reducing the Company's outstanding share count as a result of a large one-day share repurchase and reducing future interest expense by repaying higher interest indebtedness.

SHARE REPURCHASE

On 31 October, 2006, Core purchased approximately 1,345,000 shares of its common stock at a cost of approximately $98 million in a private transaction. These shares, which equaled about 5% of Core's outstanding diluted shares, were repurchased at $72.89 per share. Consequently, the reduced share count should add approximately 5% to previous 2007 full-year earnings guidance.

Additional shares are expected to be purchased with the remaining proceeds in open market transactions as the Company has shareholder authority to repurchase another approximately 750,000 shares through December of 2007. Core will again seek authorization to repurchase up to 10% of its then outstanding shares at the 2007 Annual Shareholders' Meeting which is anticipated to occur in April/May 2007.

INTEREST EXPENSE REDUCTION

In addition, the Company used $101 million of the proceeds to repay all outstanding amounts under Core's revolving credit facility. Core now anticipates interest expense and transaction amortization costs of approximately $2,000,000 for 2007 down from an annualized third-quarter 2006 run-rate of $8,000,000. The resulting annual savings of $6,000,000 in interest expense should add approximately $0.17, or 5%, to previous 2007 full-year earnings guidance.

ACCRETION TO EARNINGS

The reduction in Core's outstanding diluted share count by 1,345,000 shares and the reduction in the future interest expense resulted in an immediate 10% accretion to future earnings. The transaction remains accretive to future earnings, albeit to a lesser amount, up to a Core Lab share price of approximately $200 per share. Therefore, combining the earnings accretion from the lower share count with reduced future interest expense, Core now projects full-year 2007 earnings per diluted share to range from $3.95 to $4.16 per share. Prior 2007 earnings guidance was in the $3.60 to $3.80 range.

Core now projects fourth quarter 2006 earnings in the $0.90 to $0.95 range, an increase over prior guidance of $0.85 to $0.90.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings.  This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's actual results may differ materially from those described in these forward-looking statements.  Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company.  Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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